Exhibit 10.23

Client Services Agreement

This Client Services Agreement (the "Agreement") is made and entered into as of September 27, 2006 ("Effective Date"), by and among Consumer Loyalty Group, Inc. located at 30 S. La Patera Ln. Suite 7, Goleta, California 93117, Telephone: 805-964-9126; Fax: 805-683-1612 ("Client") and Datascension, Inc., Telephone: 714-482-9750; Fax: 714-482-9751 ("Company") located at 145 S. State College Blvd., Suite 350, Brea, California, 92821. Client and Company are individually referred to as "Party" and collectively as the "Parties" in this Agreement.

WHEREAS, Client desires to obtain the services of Company and Company desires to consent to provide such services as described herein;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.   Services: Company will provide the following services ("Services"):

           A. Facility: Approximately Eight-Hundred (800) to One-thousand (1,000) square feet of the interior space located in San Jose, Costa Rica (the "Facility"). The Facility shall include a manager's office, bathroom facilities and lunch room. The facility will have access to all necessary data/communication lines and other such services as required to support a call center.

B. Workstations: The Facility shall include no less than Eighty (80) fully functional workstations ready to accept and receive telephone calls by no later than November 15, 2006. Client shall provide its own phone system and phone terminals. Client shall be responsible for and own the workstations. However, the Company will assist with the coordination of purchase and set-up of these stations.

C. Personnel: Company will provide approximately One Hundred (100) agents working in two shifts (each at approximately 50 person crews) who shall answer and respond to incoming telephone calls from Client's customers and make outbound sales calls, four (4) Company supervisors, two (2) security guards, one (1) human resource manager and one (1) computer/internet consultant. All employees under this Agreement will be required to abide by the Company's employment handbook and standards. Client shall be solely responsible to provide, at its own expense, information technology and technical support equipment and related staff although the Company may provide such at rates to be negotiated.

D. Consulting: Company will continue to provide reasonable consulting services and assistance with corporate travel, housing, government and local services and other areas its expertise can reasonably assist with client's business endeavor.

2.   Term: The term of this Agreement will commence on the Effective Date and shall be for a term of twenty-four (24) months from the Effective Date ("Term). Either Party can terminate this Agreement with thirty (30) days prior written notice for any reason unless stated otherwise herein. However, Client shall remain responsible for all fees and costs incurred up to the point of termination. In no event shall Client terminate this relationship prior to its natural extinguishment of the Term in order to establish a new or additional call center(s) within Costa Rica.

3.           Client Responsibilities: Client shall pay to Company on a monthly basis (i) all the costs and associated expenses incurred by Company for providing the personnel services described in Section 1 (c) of this Agreement (hereinafter "Costs") and (ii) a mark-up on the Costs as described in Section 3 (A) below. The total of the Costs and mark-up fees described below shall be referred to as "Payment."

In addition, client will be responsible for a pro-rata portion of the Facility's overhead operating costs and a per use cost of any ancillary services, including but not limited to data/communication lines. An estimation of such overhead operating costs are contained in Addendum "A" which is attached and incorporated herein.

A. Mark-Up Fees: Client shall pay mark-up fees on labor in accordance with the schedule set forth below. For example, if the Costs for a given month are $150,000.00, Client shall pay a mark up fee of $22,500.00 ($150,000.00@15%). If the Costs for a given month are $200,000.00, Client shall pay a mark-up fee of $28,999.87 ($150,000.00@ 15% + $49,999.00 @ 13%).

Monthly Cost	Mark-UP Fee Percentage
$0-$150,000	15%
$150,001-$200,000	13%
$200,001+	12%

B. Manner of Payment: On a weekly basis, Client shall provide to Company a deposit in the amount of Twenty-Five Thousand (25,000.00) U.S. Dollars (hereinafter "Deposit") or an amount not to be less than the immediate prior week's billable costs. At the termination of the week, Company shall provide Client with an invoice, in a form reasonably acceptable to Client, which shall describe the Costs incurred for such week ("Invoice"). The invoice shall be accompanied by payroll and additional expense records. Client shall make the Payment pursuant to this Section 3(B) within five (5) business days of the date of such Invoice.

4.           Inspection of Records: Upon reasonable prior notice, the Company shall permit Client to inspect all of Company's accounting and financial records which are used to calculate and record Costs incurred by Client under this Agreement.

5.           Warranty: Company warrants that services of Client will be provided using reasonable care and skill in accordance with customary industry standards.

6.           Insurance: Both parties are required to carry and maintain in force during the Term of this Agreement liability insurance.

7.   Indemnification: Both parties shall indemnify and hold the other Party harmless from and against any and all loss, cost, damage, claim, liability, or expense, including reasonable attorney's fees and costs, in any way arising from or related to any breach of the terms and responsibilities within this Agreement.

8.   Limitation of Liability: Client recognizes and acknowledges that fact that Costa Rica is a developing country which often adversely impacts telecommunication and other infrastructure utilized therein. The Company also has no control over how a foreign administration or third party influences established rules and conditions pertaining to rendition of business services and related operations. The Parties thereby agree that neither Party shall be liable for any loss or damage sustained by the other Party or their end users due to any failure in or breakdown of equipment, beneficial services required for the other Party to conduct business, loss of use of the Facility associated with providing the Services hereunder, failure of performance, error, omission, interruption, deletion, defect, delay in operation or transmission, communications line failure, theft, or destruction of or unauthorized access to, alterations of, or use of records or files, and/or any interruption or degradation of the Services. Except for acts of gross negligence, fraud, deception or acts of ill intent, neither Party shall be liable to the other Party for any, special, or indirect losses or damages, howsoever arising, whether under contract, tort or otherwise, including, without limitation, third party, claims, loss of profits, business opportunities and/or loss of or damage to the other Party's reputation or goodwill.

9.   Force Majeure: No failure or omission by either Party, to carry out or observe any of the terms and conditions of this Agreement (other than any payment obligation) shall give rise to any claim against such Party of be deemed a breach of this Agreement, if such failure or omission arises from an act of God, Government, or any other circumstance commonly known as force majeure.

10.   Compliance with Laws: Client shall not use the Services in any manner or for any purpose which constitutes a violation of applicable laws or the laws of any jurisdiction in which the Services are being provided. This Agreement and the continuance hereof by the Parties is contingent upon the obtaining and continuance of such approvals, consents, governmental, and regulatory authorizations, licenses, and permits as may be required or deemed necessary by the Parties, and the Parties shall use commercially reasonably efforts to obtain and maintain the same in full force and effect.

11.           No Partnership: The relationship between the Parties shall note that of partners, and nothing herein contained shall be deemed to constitute a partnership and/or joint venture between them or a merger of their assets or their fiscal or other liabilities or undertakings. Neither Party shall have the right to bind the other Party, except as expressly provided herein.

12.           No Agency: Neither Party shall (i) refer to itself as an authorized representative and/or agent of the other Party in promotional, advertising, or other materials, (ii) use the other Party's logos, trade-marks, service marks, or any variations thereof in any of its promotional, advertising, or other materials, or (iii) release any public announcements referring to the other Party of this Agreement without first having obtained such Party's prior written consent.

13.           No Waiver: Failure or delay by either Party in enforcing or partially enforcing any provision of this Agreement will not be construed as a waiver of any of its rights under this Agreement. No waiver by either Party of any breach, default or violation of any terms, warranties, representations, agreements, covenants, conditions or provisions of this Agreement shall constitute a waiver of any subsequent breaches, defaults or violations of the same or any other terms, warranties, representations, agreements, covenants, conditions or provisions.

14.           Confidentiality: The Parties will take reasonable steps to keep in confidence all of the other Party's confidential information that it receives in connection with this Agreement and will not use such confidential information without the other Party's prior written consent except to perform its obligations hereunder. Confidential information shall include information marked as "proprietary," "private," "company private," or otherwise identified as "proprietary to," or a "trade secret."

15.           Assignment: The respective rights and obligations of the Parties may not be assigned by any Party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

16.           Successors and Assigns: The terms and provisions of this Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the Parties

17.           Entire Agreement: This agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement between the Parties with respect to the subject matter of this Agreement and superseded all prior agreements, oral and written, between the Parties hereto with respect to the subject matter of this Agreement.

18.           Modification and Waiver: This Agreement may not be amended, modified, or supplemented except by written agreement signed by the Party against which the enforcement of the amendment, modification, or supplement is sought. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision. No waiver shall be binding unless executed in writing by the Party making the waiver.

19.           Attorney’s Fees: If any legal action or other judicial proceeding is brought to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and other costs incurred in the action or proceeding, in addition to any other relief to which the prevailing Party may be entitled.

20.           Fees and Expenses: Except as otherwise specifically provided in this Agreement, the Parties shall pay their own fees and expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

21.           Notices: All notices, requests, demands, and other communication required by this Agreement shall be in writing and shall be (a) delivered in person or by courier, (b) mailed by first class registered or certified mail, or (c) delivered by facsimile transmission, to the addresses set forth above, or to such other address as a Party may designate to the other in writing. If delivered personally or by courier, the date on which the notice, request, instruction, or document is delivered shall be the date on which the delivery is made, and if delivered by facsimile transmission or mail as aforesaid, the date on which the notice, request, instruction, or document is received shall be the date of delivery.

22.           Headings: All section headings contained in this Agreement are for convenience of reference only and do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

23.           Counterparts: This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each Party and delivered to the other Party hereto.

24.   Time of Essence: Time shall be of the essence with respect to the obligations of the parties to this Agreement.

25.   Governing Law & Forum: This Agreement shall be exclusively governed and construed under the laws of the State of California. All litigation contemplated under this Agreement will be held in the State of California, County of Orange and the Parties irrevocably submit to the exclusive personal and subject matter jurisdiction of said court.

26.   Severability: In the event any provision of this Agreement is deemed to be invalid, illegal, or unenforceable, all other provisions of the Agreement that are not affected by the invalidity, illegality, or unenforceability shall remain in full force and effect.

27.   Remedies: The Parties acknowledge that breach of this Agreement would cause irreparable damage and harm and that, in addition to other remedies, the non-breaching Party is entitled to injunctive relief in the form of a temporary restraining order, an injunction or other equitable relief to prevent any such breach.

28.   Further Assurances: The Parties shall cooperate as either Party requests from time to time in providing information either Party requests, providing truthful testimony in litigation, assisting in audits and investigations, recalling past actions taken, and executing further instruments and documents to further confirm the transactions provided for in this Agreement. The Parties further covenant and agree that they will execute such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

COMPANY

Datascension, Inc

Dated: 9/27/2006	By: /s/ Scott Kincer
Scott Kincer
CEO

CLIENT

Consumer Loyalty Group, Inc.

Dated: 9/27/2006	By: /s/ Chris Seidel
Chris Seidel
President